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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[X] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

Bohon                                 John                            G.
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   (Last)                            (First)                       (Middle)

400 North Fifth Street
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                                     (Street)

Phoenix                                AZ                             85004
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   (City)                            (State)                        (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

Pinnacle West Capital Corporation (PNW)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

4-30-03
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   Vice President
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                             |             |            |             |                  | 5.       |          |
                             |             |            |             |                  | Amount   |          |
                             |             |            |             |                  | of       |          |
                             |             |            |             |                  | Secur-   |          |
                             |             |            |             |   4.             | ities    |          | 7.
                             |             |            |             |   Securities     | Bene-    | 6.       | Nature
                             |             |            |             |   Acquired (A)   | ficially | Owner-   | of
                             |             |            |             |   or Disposed    | Owned    | ship     | Indirect
                             |             | 2A.        | 3.          |   of (D) (Instr. | Following| Form:    | Bene-
                             |             | Deemed     | Transaction |   3, 4 and 5)    | Reported | Direct   | ficial
                             | 2.          | Execution  | Code        | ---------------- | Trans-   | (D) or   | Owner-
1.                           | Transaction | Date, if   | (Instr. 8)  |       |(A)|      | action(s)| Indirect | ship
Title of Security            | Date (Month/| any (Month/| ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                   | Day/Year)   | Day/Year)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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  Common Stock                    4-30-03                    D            3,000  D
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  Common Stock                    4-30-03                    D            6,000  D
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  Common Stock                    4-30-03                    D           10,750  D
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  Common Stock                    4-30-03                    D           11,875  D            10,040      D
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  Common Stock                                                                                 2,215      I      by 401(k)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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             |       |        |        |       |5.       |                 |             |       |9.      |10.   |
             |       |        |        |       |Number   |                 |             |       |Number  |Owner-|
             |       |        |        |       |of       |                 |7.           |       |of      |ship  |
             |2.     |        |        |       |Deriv-   |                 |Title and    |       |Deriv-  |of    |
             |Conver-|        |        |       |ative    |                 |Amount of    |       |ative   |Deriv-|11.
             |sion   |        |        |       |Secur-   |                 |Underlying   |       |Secur-  |ative |Nature
             |or     |        |3A.     |       |ities    |6.               |Securities   |8.     |ities   |Secur-|of
             |Exer-  |        |Deemed  |4.     |Acquired |Date             |(Instr. 3    |Price  |Bene-   |ity:  |In-
             |cise   |3.      |Execu-  |Trans- |(A) or   |Exercisable and  |and 4)       |of     |ficially|Direct|direct
             |Price  |Trans-  |tion    |action |Disposed |Expiration Date  |-------------|Deriv- |Owned   |(D) or|Bene-
1.           |of     |action  |Date,   |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  |at End  |In-   |ficial
Title of     |Deriv- |Date    |if any  |(Instr.|(Instr.3,|-----------------|      |or    |Secur- |of      |direct|Owner-
Derivative   |ative  |(Month/ |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    |Month   |(I)   |ship
Security     |Secur- |Day/    |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.|(Instr. |(Instr|(Instr.
(Instr. 3)   |ity    |Year)   |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     |4)      |4)    |4)
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Employee Stock  $44.03  4-30-03           D           3,000    (1)   11-14-10 Common  3,000          6,000     D
Option (Right to Buy)                                                          Stock
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Employee Stock  $42.55  4-30-03           D           6,000    (2)   11-13-11  Common  6,000         3,000      D
Option (Right to Buy)                                                          Stock
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Employee Stock  $38.37  4-30-03           D          10,750    (3)    6-18-12  Common  10,750          0        D
Option (Right to Buy)                                                          Stock
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Employee Stock  $32.29  4-30-03           D          11,875    (4)    3-17-13  Common  11,875          0        D
Option (Right to Buy)                                                          Stock
=========================================================================================================================

Explanation of Responses:
(1) The option becomes exercisable 1/3 of the grant per year beginning 11-15-01.
(2) The option becomes exercisable 1/3 of the grant per year beginning 11-14-02.
(3) The option becomes exercisable 1/3 of the grant per year beginning 6-19-03.
(4) The option becomes exercisable 1/3 of the grant per year beginning 3-18-04.


John G. Bohon                                   5-2-03
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**Signature of Reporting Person                   Date
John G. Bohon

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.